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Exhibit 99.1
           PHC, INC. DECREASES COST OF CAPITAL AND EXPANDS CREDIT LINE

                Strong Balance Sheet and Favorable Credit History
                  Enables PHC to Negotiate Lower Interest Rate

FOR IMMEDIATE RELEASE

Company Contact:           Investor Relations Contact:
---------------            --------------------------
PHC, Inc.                  Hayden Communications, Inc.
Bruce A. Shear             Brett Maas or Peter Seltzberg
(978) 536-2777            (646) 415-8972

Peabody, Mass., June 18, 2007 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (AMEX: PHC), a leading provider of inpatient and outpatient behavioral health services, today announced that it has successfully renegotiated and extended its relationship with CapitalSource, resulting in an expanded bank line which will now total $6.5 million at a lower interest rate consistent with conventional bank borrowing compared to its prior arrangement. The new $6.5 million loan consists of a $3.5 million revolving line of credit and a $3 million term loan, to be drawn as needed, and will have a maturity date of October 2011.

Bruce A. Shear, President and Chief Executive Officer of Pioneer Behavioral Health, commented, "Our consistent financial performance, stronger balance sheet, and positive outlook enabled us to reduce our interest expense and expand our credit line, which will help us to accelerate our growth. We are pleased to continue our relationship with CapitalSource, and gratified that they have shown this level of confidence in PHC and its business plan."

Keith Reuben, Co-President of CapitalSource's healthcare and specialty finance business added, "We are delighted to expand our long-term relationship with Pioneer. We have been doing business with this management team for many years, and we are pleased to support their continued growth as we continue to expand our loan portfolio."

About CapitalSource

CapitalSource is a leading commercial lending, investment and asset management business focused on the middle market. As of March 31, 2007, CapitalSource managed an $18.3 billion portfolio, including $9.5 billion in its commercial lending and investing business, $5.6 billion in its residential mortgage investment  business,  and $3.0  billion  managed  on behalf  of third  parties.
Headquartered  in Chevy  Chase,  Maryland,  the  company has  approximately  540 employees in offices across the United States and in Europe. For more information, visit http://www.CapitalSource.com.

About Pioneer Behavioral Health

Pioneer Behavioral Health operates companies that provide inpatient and outpatient behavioral health care services, clinical research and Internet and telephonic-based referral services. The companies contract with national insurance companies, government payors, and major transportation and gaming companies, among others, to provide such services. For more information, please visit www.phc-inc.com or www.haydenir.com.


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Statement under the Private Securities Litigation Reform Act of 1995:

Statement under the Private Securities Litigation Reform Act of 1995: This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-K for the most recently ended fiscal year.


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